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                                                                   Exhibit 5.1


                                  June 29, 2000


To the Board of Directors
         of F.N.B. Corporation

         We refer to the Form S-8 Registration Statement under the Securities Act of 1933 to be filed by F.N.B. Corporation ("FNB") with the Securities and Exchange Commission on or about June 29, 2000 relating to the issuance and sale of up to 300,000 shares of common stock, par value $2.00 per share (the "Common Stock"), of FNB pursuant to the F.N.B. Corporation Salary Savings Plan. We have acted as counsel to FNB in connection with the preparation and filing of such Registration Statement, and have examined such records, certificates and documents as we deemed relevant and necessary as a basis for the opinion set forth below.

         Based upon the foregoing, we are of the opinion that the shares of Common Stock to be issued, when issued in accordance with the terms of the Registration Statement, will be validly issued, fully-paid and non-assessable shares of Common Stock of FNB.

         We hereby consent to the reference to us in the Prospectus of FNB constituting part of FNB's Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission registering the Common Stock, and to the inclusion of this letter as an exhibit to the Registration Statement.

                                                 Very truly yours,

                                                 /s/ McDonald, Hopkins, Burke,
                                                        & Haber Co., L.P.A.